CLOUGH CAPITAL PARTNERS L.P.

CODE OF ETHICS AND PROFESSIONAL CONDUCT

Adopted June 4, 2004

(Latest Revision April 17, 2019)

Clough Capital Partners L.P. and affiliated companies (herein referred to as “Clough Capital”) have adopted this Code of Ethics and Professional Conduct (the “Code”) based on the principle that each partner, employee, consultant, co-op student, or intern (each an “Employee”) of Clough Capital should conduct his or her affairs, including personal securities transactions, in such a manner as to avoid serving his or her own personal interests ahead of the funds and accounts managed by Clough Capital (the “Fund” or “Funds”) and to avoid conflicts of interest. This Code cannot address every circumstance that may give rise to a conflict, a potential conflict, or an appearance of a conflict of interest. Therefore, each Employee is expected to be alert to such conflicts of interest with the Funds and to conduct him/herself with good judgment. Employees are also reminded that they are responsible for understanding and following all Clough Capital Policies and Procedures, and that failure to act in accordance with those Policies and Procedures may have serious consequences for the Employee and Clough Capital. This Code is subject to change from time to time by Clough Capital. Any questions or comments concerning this Code should be directed to Daniel Gillis, Chief Compliance Officer (“CCO”) or, in his absence, Josh Howland, or Mimi Gross, (the three of which constitute the “Compliance Committee”).

Certain terms used herein shall have the definitions ascribed to them in Appendix A attached hereto.

A.	Governing Standards

The standards and procedures embodied in the Code are governed by the following overriding principles, which shall apply to all Employees in their conduct on behalf of Clough Capital, as well as in their personal conduct, to the extent such conduct is addressed in this Code.

1.	Compliance with Federal Securities Laws

All Employees are required to comply with all applicable federal securities laws, whether acting in their official capacity on behalf of Clough Capital or acting in their own interests or those of related persons.

2.	Employee Personal Securities Transactions

No Employee shall, in connection with the purchase or sale, directly or indirectly, by such Employee of a security held or acquired by any Fund:

i.	Employ any device, scheme or artifice to defraud any Fund;

ii.	Make any untrue statement of a material fact to any Fund or omit to state a material fact necessary in order to make the statements made to any Fund, in light of the circumstances under which they are made, not misleading;

iii.	Engage in any act, practice or course of business that operates as a fraud or deceit on any Fund; or

iv.	Engage in any manipulative practice with respect to any Fund.

B.	Prohibited Transactions

1.	General Policy

a.	It is a basic policy that no Employee of Clough Capital should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds managed by Clough Capital. Accordingly, no Employee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership which would be harmful to any of the Funds or which would serve such Employee’s own personal interests ahead of the Funds.

b.	No Employee shall disclose to other persons the securities activities engaged in or contemplated for any of the Funds, except to the extent required to do so in connection with his or her responsibilities with Clough Capital.

c.	No Employee shall engage in any transactions which are or could be perceived as “front running” the transactions of the Funds. Front running is an unethical practice which often occurs when an individual trades for his or her own benefit on certain information before the funds he or she manages or for which he or she otherwise is involved is able to engage in (or complete) such trades.

2.	Specific Prohibitions

In addition to the prohibited transactions set forth in Section B.1 above, no Employee shall, for his or her own account, or for an account as to which he or she has direct or indirect beneficial ownership:

a.	Acquire any Covered Securities in an IPO (“initial public offering”).

b.	Purchase, sell, cover or short any shares (common or preferred, of any class or series) of any publicly traded company or other issuer, directly or indirectly through the use of an option, swap, or other derivative instrument except as specifically permitted pursuant to this Code. Shares of any publicly traded company held as of the revised date of this Policy, or shares held prior to employment at Clough Capital (the “Prior Shares”), may continue to be held, and the Employee may continue to receive dividends, share splits, and other non-volitional distributions on these Prior Shares. Furthermore, Prior Shares may be sold or covered, subject to the additional requirements of this Code concerning pre-clearance and reporting.

c.	Subject to the restrictions in section B.2.b, purchase, cover, short or sell (long or short) a Covered Security (or any other security of such issuer) within seven (7) calendar days before or after a calendar day on which a Fund or Funds purchases or sells (long or short) that Covered Security (including Covered Securities exchangeable or convertible into such securities) unless, in the case of a purchase or sale within seven calendar days before the day a Fund purchases or sells that Covered Security, the Employee had no actual knowledge that the Covered Security was being considered for purchase or sale for any Funds. Notwithstanding the foregoing and in addition to the exempted transactions set forth in Subsection 3 of this Section B, purchases or sales of the following shall require preclearance pursuant to Section C herein, but shall be excluded from the prohibition set forth in this paragraph c: (i) broad-based securities indices (comprising at least 10 or more securities), (ii) State and local Government and municipal bonds, and (iii) such other securities as the Compliance Committee determines, in its sole discretion, will not be harmful to the Funds and will not otherwise violate the provisions of this Code, including, without limitation, a determination that the purchase or sale will not affect the liquidity of the Covered Security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement by the Employee.

Employees responsible for making investment recommendations or decisions for the Funds must put the Funds’ interest before his or her own interests and, therefore, promptly make the investment recommendation or decision in the Funds’ interest rather than delay the recommendation or decision for the Funds until after the seventh day of the transaction for his or her own account to avoid conflict with this blackout provision. Clough Capital recognizes that failure to do so may occur in good faith and will not require disgorgement of profits in such instances if it appears that the Employee acted in good faith and in the best interests of the Funds.

d.	Purchase any Covered Securities in a private placement or Limited Offering, without prior approval of the CCO or in his absence, a member of the Compliance Committee. Such approval must be appropriately documented and the record of such must be maintained in the Code of Ethics files for the applicable holding period. Any person authorized to purchase Covered Securities in a Limited Offering, who so purchases, shall disclose this fact if he or she plays a part in a Fund’s subsequent consideration of an investment in the issuer. In such circumstances, the Fund’s decision to purchase securities of the issuer shall be subject to independent review by a member of the Compliance Committee with no personal interest in the issuer, and documented accordingly.

e.	Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 30 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement by the Employee (see 2.g below). Options on indexes, certain commodity trades, and other instruments typically intended to be held for shorter terms, which are held for less than 30 days are not subject to the prohibition on short-term trading profits, so long as the following conditions are met: (i) the Employee must designate on the Pre-Clearance Request (see section C.7) that the trade is potentially a short term trade; (ii) the Employee must affirm that no such instrument is held in a Fund or, to the best of their knowledge, contemplated for inclusion in a Fund; (iii) the CCO reserves the right to limit or prohibit trading in such short term instruments if such trading is deemed to be excessive or is in any way detrimental to a Fund or Clough Capital. This policy applies to trading in all types of Covered Securities, except in a particular case where the Compliance Committee has made a specific finding of hardship and it can be determined that no potential abuse or conflict is presented (for example, when an Employee’s request to sell a Covered Security purchased within 30 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the Security was not held in the Funds).

f.	Serve on the board of directors of any publicly traded or private company without prior authorization of the Compliance Committee, which authorization shall be at their sole discretion and may be subject to certain terms and conditions concerning such service, which may include a prohibition on participation in the process of investment decisions on behalf of Funds which involve the subject company.

g.	Any profits improperly realized on trades that are subject to disgorgement pursuant to this Code will be donated to a charitable or educational organization of Clough Capital’s choosing, for which the violating Employee shall receive no tax benefit. Any such disgorgement of profits shall not limit the rights of Clough Capital under this Code to take other actions.

3.	Exempted Transactions

The prohibitions in Section B of this Code and the preclearance requirements in Section C herein shall not apply to:

i.	Purchases or sales effected in any Exempt or Third Party Discretionary Account (see Appendix A), provided however, that purchases of IPO securities are not permitted in such accounts, and private placements or Limited Offerings shall require pre-approval from the CCO or member of the Compliance Committee in his absence;

ii.	Purchases which are part of an automatic dividend reinvestment plan, or securities that are granted or made available for purchase to an Employee’s spouse pursuant to an employee stock ownership plan (ESOP) so long as participation in such plan has been disclosed to the CCO;

iii.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

iv.	Purchases and Sales of Covered Securities which have been pre-cleared in accordance with Section C;

v.	Purchases or sales which are non-volitional on the part of a person, including, but not limited to, receipt of securities pursuant to a stock dividend, share split, or merger;

vi.	Purchases or sales of open-end, non-ETF mutual funds in Clough Capital’s 401 (k) plan or other Employee accounts;

vii.	Purchases or sales of ETFs or other Covered Securities in model portfolios managed by an independent investment consultant in Clough Capital’s 401 (k) plan;

viii.	Purchases or sales of ETFs that have a minimum market capitalization at the time of trade of at least $500 million;

ix.	Commodity contract rolls (the sale or purchase of the currently expiring contract replaced by the purchase or sale of a later expiring month contract in the same commodity and amounts) of a previously pre-approved (under Section C below) commodity contract position. (Note: the initial open and final close must be pre-cleared.)

x.	Purchases and sale of U.S. government bonds, notes, and bills.

xi.	Other purchases and sales approved in advance and in writing by the Compliance Committee.

C.	Prior Approval for Covered Securities

Each Employee is required to receive prior approval from the CCO, or his delegate (the “Compliance Reviewer”) before purchasing, selling, or otherwise transferring (including gift donations) Covered Securities (which are, other than Prior Shares as outlined in B.2.b., limited to ETFs, closed-end mutual funds, state and local government bonds, corporate bonds, and options on broad-based securities indices and other derivatives that do not derive from single or less that ten equity securities of publicly traded companies) in which he or she has a beneficial interest. The following procedures will apply:

1.	The Employee must request approval by creating, in MyComplianceOffice, (the firm’s personal securities trading software) a Pre-Clearance request or sending via e-mail a Pre-Clearance Request, in such form as adopted from time-to-time by the CCO.

2.	The Employee must not trade in a security if he or she is aware that the Covered Security is being considered for purchase or sale for any Funds within seven (7) calendar days after the date the transaction in the Covered Security is expected to occur. If the Employee’s job responsibilities encompass any part of the investment process (i.e. is a portfolio manager, analyst, trader or portfolio administrator), he or she must not take away an investment opportunity from a Fund or Funds and provide information pertinent to such conclusion if requested by the CCO.

3.	MyComplianceOffice will alert the Compliance Reviewer via e-mail that an employee has requested a Pre-clearance authorization and will check the firm’s trades executed during the previous 7 days for trading activity in that security.

4.	The Compliance Reviewer will then log on to MyComplianceOffice and also check against the current day’s blotter and discuss with the portfolio manager for trade activity, then either approve the trade, deny the trade, or ask the employee for additional information, as applicable based on the standards set forth in this Code.

5.	If the Employee receives permission to trade a security or instrument via e-mail from MyComplianceOffice, the trade must be executed before the end of the next business day after permission has been received (unless the trade is designated as a limit order – see below), provided, however, that such permission shall be terminated if prior to executing the trade the Employee knows, or should have known, that the execution thereof at such time would violate this Code. If the trade is not executed within that time frame and the Employee still wishes to effect the transaction, pre-clearance in the manner described above must again be obtained.

6.	If an Employee wishes to place a trade with a limit order then the appropriate box should be checked in MyComplianceOffice. Limit order trades, once approved, will remain authorized for five trading days, provided, however, that such permission shall be terminated if prior to executing the trade the Employee knows, or should have known, that the execution thereof at such time would violate this Code. If the trade has not been executed within the five trading day period and the Employee still wishes to effect the transaction, pre-clearance in the manner described above must again be obtained.

7.	If an Employee wishes to request authorization to place a short term trade (see section B.2.d) that may not be held for the normally required 30 calendar days, a notation to that effect must be added to the Comments box on the Pre-Clearance request screen in MyComplianceOffice. This will alert Compliance to the fact that the trade may be closed out prior to 30 days, so that if the trade is closed out early, it does not result in a violation of the 30 day holding period rule.

8.	If the Employee is absent from the office on the day he or she desires to pre-clear a trade and is unable to access MyComplianceOffice on their home computer or mobile device, preclearance to trade may still be submitted by e-mail as described above. The CCO may limit the frequency of e-mailed out-of-the-office preclearance requests.

D.	Reporting and Certification

Every Employee shall provide reports to the CCO as follows, provided that no holdings or transaction reports are required with respect to Exempt Accounts:

1.	Initial Holdings Report: Not later than 10 days after a person becomes an Employee, such person shall submit to the CCO an Initial Holdings Report Affirmation in MyComplianceOffice (current within 45 days of hire) executed by such person, including the following information:

a.	A photocopied or scanned end-of-month holdings statement from all open brokerage accounts over which the Employee has beneficial ownership showing the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee;

b.	The name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

c.	An acknowledgment that such person (i) has read, understands and has had the opportunity to ask questions concerning this Code and (ii) agrees to abide by the Code as amended from time to time.

d.	Brokerage accounts will be loaded into MyComplianceOffice by the Employee for authorization by the Compliance Reviewer. Employees must follow directions concerning logging into their brokerage accounts through MyComplianceOffice.

2.	Quarterly Transactions Form: Not later than 30 days after the end of each calendar quarter, whether or not the Employee (for his or her own account or for any other account for which the Employee is considered to have beneficial interest) entered into any personal securities transactions during the quarter, each Employee shall submit to the CCO through MyComplianceOffice a Quarterly Transactions Affirmation executed by such person, including the following information:

a.	With respect to all transactions during such quarter in a Covered Security (except for transactions that are effected pursuant to an automatic investment plan) each Employee should affirm that all brokerage accounts for which the Employee has a beneficial interest have been reported to Compliance and all trade activity for all accounts that were open during the quarter have been reported. MyComplianceOffice will receive employee transactions electronically and summarize them for review, including the following:

i.	the date of each transaction, title and number of securities and the principal amount of each Covered Security involved;

ii.	the nature of the transactions (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	the price at which the transaction was effected; and

iv.	the name of the broker, dealer or bank with or through which the transaction was effected.

b.	With respect to any account established by the Employee (for his or her own account or for any other account for which the Employee is considered to have beneficial interest) during the quarter in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Employee, the Employee should report in MyComplianceOffice the following: the name of the broker, dealer, or bank with whom the Employee established the account and the date the account was established. With respect to any previously reported account that has been closed during the quarter, an indication that such account has closed by deleting it in MyComplianceOffice.

c.	If there has been no change to the broker, dealer, or bank accounts previously reported, the Employee must still confirm in MyComplianceOffice that the account is still valid with an indication of such on the Quarterly Transactions Affirmation.

d.	If no transactions were effected in Covered Securities during the calendar quarter, a statement to that effect by checking the appropriate box in MyComplianceOffice.

e.	With respect to any nonpublic security owned by such Employee, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar quarter.

3.	Annual Holdings Reports: Within 45 days after the end of each calendar year, each Employee shall submit to the CCO an Annual Holdings Affirmation through MyComplianceOffice executed by such person. MyComplianceOffice will upload electronically the employee’s broker statements, including the following information:

a.	The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership;

b.	The name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities were held for the direct or indirect benefit for the Employee; and

c.	The employee will also be asked to make an acknowledgment that such Employee (i) has read, understands and has had the opportunity to ask questions concerning this Code and (ii) agrees to abide by the Code as amended from time to time.

4.	Disciplinary History Questionnaire: Not later than 10 days after a person becomes an Employee, and annually thereafter within 45 days of the end of each calendar year (together with the Initial Holdings Affirmation or Annual Holdings Affirmation, respectively) such person shall submit to the CCO a completed Disciplinary History Questionnaire via MyComplianceOffice executed by such person. The Employee shall document fully and completely any “Yes” answer to any question on the Disciplinary History Questionnaire.

5.	Outside Business Affiliations and Duties: Due to the potential for conflicts of interest or the appearance of conflicts of interest, all Employees maintaining outside business activities (including, without limitation, other employment, contracted or consulting work, or other officer, director, governor, or trustee appointments etc.) or executorships, trusteeships, custodianships, or powers of attorney for other than family members, must annually report such positions to the CCO through MyComplianceOffice. Any new outside business affiliations or duties that are undertaken by an Employee must be approved in advance by the President and if not already disclosed in the annual disclosure must be reported to the CCO within 30 days by the Employee. These affiliations will be reviewed by the Compliance Committee, and any Employee holding a position that, in the opinion of the Compliance Committee, could conflict with a duty to a Fund or Clough Capital, the Employee may be required, in the sole discretion of the Compliance Committee, to refrain from or curtail activities in connection with such position.

6.	Third Party Discretionary Account Procedures: Employees wanting to establish or to maintain a brokerage account for any account for which they are deemed to have beneficial ownership under a Third Party Discretionary Account arrangement (see Appendix A) must execute and return to the CCO a Certification for Third Party Discretionary Accounts (see Appendix C) detailing the name of the investment adviser or broker-dealer that will manage the account(s) on their behalf, the relationship, if any, with the investment adviser or broker-dealer, and a statement that they will adhere to the requirements as to communication concerning the account. An Employee relying on the Third Party Discretionary Account exemption is prohibited from directly or indirectly suggesting transactions in specific Covered Securities to the investment adviser or broker-dealer, and the Employee’s actual practice must not be to exercise any influence or discretion over transactions. If the Employee engages in discussion of specific investments in Covered Securities the account will no longer qualify as a Third Party Discretionary Account. Employees will be asked to certify on a periodic basis that they have not communicated with the investment adviser or broker-dealer except as permitted under the definition of Third Party Discretionary Accounts in Appendix A. Employees maintaining a Third Party Discretionary Account will still be subject to the Initial, Quarterly, and Annual reporting requirements in this Section D either through MCO or by way of a duplicate electronic or paper statement sent to the attention of the CCO. The CCO shall initially and on an annual basis send a notice to the investment adviser or broker-dealer managing such Third Party Discretionary Account outlining the communication, discretion, and reporting requirements of this Code.

E.	Review and Enforcement

1.	Review. The CCO’s review of information submitted under the Code will include the comparison by MyComplianceOffice of the reported personal securities transactions of each Employee with completed portfolio transactions of the Funds to determine whether any transactions subject to the restrictions in Sections B and C (each a “Reviewable Transaction”) have occurred (for example, if a pre-clearance request submitted, holding period requirements, trading ahead of or after Funds have traded, etc.).

If the CCO determines that a Reviewable Transaction or other possible violations of this Code may have occurred, he shall then determine whether an actual violation of this Code may have occurred, taking into account any exemptions hereunder. Before making any determination that a violation has occurred, the CCO shall give the person whose transaction is in question an opportunity to supply additional information regarding such transaction, if applicable.

2.	Enforcement. If the CCO determines that a violation of this Code may have occurred, he shall promptly report the possible violation to the Compliance Committee and they shall consider and may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

F.	Gifts

1.	Receiving of Gifts

No Employee shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to Clough Capital and/or any Funds in exchange for any action being taken by such person on behalf of Clough Capital or any of the Funds or that might otherwise create a conflict of interest or interfere with the impartial discharge of his or her responsibilities to Clough Capital or the Funds. Cash gifts of any kind are prohibited, including cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash. For the purpose of this provision, unsolicited gifts from broker-dealers or other persons providing services to Clough Capital without regard to any specified transaction or action (or if in connection with a transaction, is a gift also provided to other participants) including, but not limited to, those in the following categories, will not be considered to be in violation of this section:

1.	an occasional, reasonably priced meal;

2.	reasonable and conventional business courtesies such as joining a client or vendor in attending conferences, conventions, golf outings, etc.;

3.	an occasional ticket to a sporting event, the theater or comparable entertainment;

4.	Reminder advertisements – those items with the broker-dealer’s logo, such as articles of clothing, gym bags, and the like distributed by broker-dealers to the Employee in connection with a conference or seminar sponsored by such broker-dealer and offered to all conference or seminar participants; and

5.	a holiday gift having a reasonable value or a gift which would be impractical to return or refuse or the refusal of which in the recipient’s judgment adversely affects a relationship beneficial to Clough Capital and its clients.

If there are any questions about a proposed gift or activity, each person is urged to err on the side of caution and obtain prior approval from the CCO.

2.	Giving of Gifts

In appropriate circumstances, it may be acceptable for an Employee to extend gifts or entertainment to clients or others who do business with Clough Capital, but Employees should be certain that the gift or entertainment does not give rise to a conflict of interest, or give the appearance of a conflict of interest. In all instances, the giving of cash or cash equivalents is prohibited. The gift or entertainment should be of reasonable value under the circumstances, must be lawful and in accordance with regulatory rules, and be generally accepted under the business practices of the governing jurisdiction.

If there are any questions about a proposed gift or entertainment, the Employee is urged to contact the CCO.

3. Reporting of Gifts and Entertainment

Employees who receive or give gifts or entertainment from a broker-dealer, vendor, or service provider to Clough Capital are required to report the details of the gift or entertainment in MyComplianceOffice promptly, and in any event no later than the end of each calendar quarter. The report should include the date, the broker-dealer, vendor, or service provider giving or receiving the gift or entertainment, the individual providing the gift or entertainment, the nature of the gift or entertainment, an estimate of its value, and the reason for the gift or entertainment. This information will be evaluated by Compliance to determine if the broker-dealer, vendor, or service provider is trying to unduly influence the Employee or Employees in selecting that broker-dealer, vendor, or service provider for business of Clough Capital. Employees will be reminded on a monthly basis to report all incidents of gifts or entertainment, and will be required on a quarterly basis to affirm in MyComplianceOffice that they have met their gift and entertainment reporting responsibilities.

G.	Confidential Information, Proprietary Information and Developments Policy

1.	Employees should be aware that all information, whether or not in writing, of a private, secret, proprietary or confidential nature that concerns Clough Capital’s business or financial affairs (collectively “Proprietary Information”), including the business and affairs of the Funds, is and shall be the exclusive property of Clough Capital. By way of illustration, but not limitation, Proprietary Information includes (i) information concerning the operations, systems, trading strategies, investment models or other models, developments, inventions, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data developments, plans and vendor lists, (ii) computer software, forms, contracts, agreements, literature or other documents and (iii) the identity of any investors in any of the Funds or other information about such investors or the investments made or to be made by such Funds. Employees shall not disclose any Proprietary Information to others outside of Clough Capital or use the same for any unauthorized purposes without the prior written approval by the CCO, either during or after such period of time as the Employee is performing duties and responsibilities for Clough Capital, unless and until such Proprietary Information has become public knowledge without fault by the Employee or the Employee is required to do so by law or court order, whereupon the Employee (or former Employee) shall promptly inform Clough Capital in writing.

2.	All written, photographic, electronic or other tangible material containing Proprietary Information which shall come into an Employee’s custody or possession shall be and are the exclusive property of Clough Capital to be used by the Employee only in the course of performing duties and responsibilities for Clough Capital. All such records or copies thereof and all tangible property of Clough Capital in an Employee’s custody or possession shall be delivered to Clough Capital, upon the earlier of (i) a request by Clough Capital or (ii) such Employee no longer performing duties and responsibilities for Clough Capital. After such delivery, the Employee shall not retain any such records or copies thereof or any such tangible property.

3.	All models, inventions and other proprietary information that an Employee creates or develops while performing duties and responsibilities for Clough Capital, is and will remain the sole and exclusive property of Clough Capital, whether or not they are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws. Such models, inventions and other proprietary information may take the form, but not be limited to, software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, works-in-progress, or business trade secrets. Any applicable Employee shall execute any documents necessary, as determined by the CCO, to acknowledge the foregoing and/or to assign, if necessary, to Clough Capital all of such Employee’s right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such models, inventions or other proprietary information.

The policies regarding non-disclosure, the return of proprietary information and inventions set forth in paragraphs 1, 2 and 3 above also extend to such types of information, records and tangible property of investors of Clough Capital or vendors to Clough Capital or other third parties who may have disclosed or entrusted the same to Clough Capital or to the Employee in the course of his or her employment. Employees shall not disclose or use Proprietary Information and records of the type set forth in paragraphs 1, 2 and 3 above, both during and after the termination of the employment or independent contractor relationship with Clough Capital. Employees shall not accept future employment or enter into any contractual or business relationship with any business or other entity if that employment or relationship will cause the Employee to violate this Proprietary Information and Developments policy. Except as specifically provided herein, any other policies of Clough Capital or any agreement between Clough Capital and an Employee, Clough Capital does not prohibit nor restrict an Employee’s future use of the knowledge or skills he or she may develop while an Employee of Clough Capital.

Whistleblower Policy. Employees must acknowledge and agree that as part of their employment, they will have access to information concerning the Firm and its affiliates, their businesses, business relationships and financial affairs, and those of the funds and accounts they may manage, which information is confidential or proprietary in nature (the “Confidential Information”). Employees must agree that the Confidential Information is the exclusive property of the Firm, and that during and after their employment they will protect the Confidential Information and that they will not use it for their own benefit or that of anyone else, or disclose to anyone the Confidential Information in any manner. Notwithstanding the foregoing, nothing in this Code shall prohibit or restrict an Employee from lawfully (i) communicating or initiating communications directly with, or cooperating with, providing relevant information to or otherwise assisting in an investigation by the United States Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission (the “EEOC”), or any governmental or regulatory body or official(s) or self-regulatory organization (“SRO”) regarding a possible violation of any applicable law, rule or regulation; (ii) responding to any inquiry from any such governmental or regulatory body or official or SRO or governmental authority, including an inquiry about this Code; or (iii) testifying, participating or otherwise assisting in an action, investigation or proceeding relating to a possible violation of any such law, rule or regulation. Nor does this Code require an Employee to notify the Firm of any such communications, cooperation, assistance, inquiries, responses to inquiries, testimony or participation as described in the preceding sentence, except for communications and inquiries seeking information or documents from or on behalf of the Firm, and responses to such communications and inquiries by or on behalf of the Firm. Finally, nothing in this Code shall prohibit or restrict an Employee from responding to any inquiry about this Code by the SEC, the EEOC or any other governmental or regulatory body, or any SRO.

Equitable Remedies. Clough Capital believes that the restrictions contained in this Section G are necessary for the protection of the business and goodwill of Clough Capital and are reasonable for such purpose. Employees should be aware that any breach of this policy is likely to cause Clough Capital substantial and irrevocable damage and therefore, in the event of any such breach, Clough Capital, in addition to such other remedies which may be available, may pursue, and shall have the right to pursue, specific performance and other injunctive relief without having to prove actual damages.

Employees may not sign any confidentiality agreements with other parties, whether in their individual capacities or on behalf of Clough Capital or any fund, without the prior approval of the CCO.

H.	Insider Trading Policy

Employees may from time to time be in possession of material, non-public information concerning the Funds or companies that they invest in as a result of inadvertent or unauthorized disclosure. Employees may also be in possession of material non-public information as a result of Clough Capital entering into a written non-disclosure agreement (“NDA”) or confidentiality agreement with an issuer in the course of research or other activities prior to investment. Under federal securities laws, such persons are prohibited from buying or selling securities of such companies (or securities whose value is determined with reference to the securities of such companies) while in possession of such inside information, and may not otherwise use the information for their own advantage or the advantage of others, except as may be permitted by an NDA. Violations of this rule may subject those involved to disciplinary action, as well as severe civil or criminal penalties. In addition, any such legal proceedings could result in adverse publicity and embarrassment to Clough Capital and the individuals involved. Clough Capital has adopted Policies and Procedures with Respect to Insider Trading to avoid even the appearance of improper conduct on the part of any Employee (not just so-called insiders). These Policies and Procedures are attached hereto as Appendix B and are a part of this Code. Procedures governing the use of NDA’s and other research considerations have also been developed and adopted and are attached as Appendix D, Non-Disclosure Agreements and Research Considerations. It is critical that all Employees read and understand such Policies and Procedures and Employees are encouraged to consult with the CCO if there are any questions or concerns.

I.	Copyright and Software distribution

Clough Capital has expended considerable resources on the internal development of its computer software and the acquisition of licenses to third party computer software. Clough Capital views such computer software and licenses to be valuable intellectual property of Clough Capital. Clough Capital also seeks to ensure compliance with copyright and trade secret laws and the various license and subscription agreements binding on Clough Capital. The United States Copyright Act and license agreements from licensors limit the making of copies of computer software and associated documentation. Trade secret law and license and confidentiality agreements from licensors and other third parties limit unauthorized use or disclosure of Clough Capital’s or such third parties’ trade secrets and other confidential information, including computer software, associated documentation and other information. Taking steps to protect the equity that Clough Capital has built up in its own software and its licenses to third party software, and compliance with such laws and agreements is the responsibility of every Employee of Clough Capital. To this end, the following guidelines have been established:

1.	Employees are not permitted to make unauthorized disclosure or copies of Clough Capital’s or licensed computer software or documentation.

2.	Employees are not permitted to make unauthorized disclosure or copies of copyrighted publications, including research studies, databases, professional journals or textbooks.

3.	Employees using Clough Capital’s or licensed software or associated documentation provided by Clough Capital may only use such software as permitted in the applicable license agreement and are not permitted to make copies for use on other machines.

4.	Employees are not permitted to obscure or obliterate any copyright or confidentiality notice of Clough Capital or any licensor, on any software or printed materials they hold in their possession.

5.	Only the Chief Technology Officer or his designee is permitted to install computer software, applications, or other computer programs on Clough Capital owned networks, servers, computers, laptops, or other electronic devices.

J.	Retention of Records

This Code, a copy of each report filed by Employees, any written report relating to the interpretation of this Code, or violations thereunder, shall be preserved with records of Clough Capital for the period required by Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

K.	Confidentiality under the Code

All reports of securities transactions and any other information collected or produced pursuant to this Code shall be treated as confidential, except as otherwise required by law or in connection with appropriate examinations by representatives of the Securities and Exchange Commission or any other authorized governmental body or self-regulatory organization. See section G.

L.	Other Matters

Whenever prior consent or approval by a person is required under this Code, it is understood that such person shall not pass upon a situation in which he or she has a personal interest, except as expressly provided herein.

The CCO or the Compliance Committee has the authority to grant written waivers of the provisions of this Code in appropriate instances, provided, that such waivers are granted only in rare instances and are not in violation of applicable rules and regulations.

The CCO or the Compliance Committee shall have the authority to request additional information from one or more Employees concerning their compliance with this Code, including, without limitation, duplicate brokerage statements for any account and copies of trade confirmations for certain transactions.

Employees are encouraged to promptly report violations of this Code or any other violations of law or regulations to the Chief CCO or another member of the Compliance Committee, subject to the Whistleblower Policy outlined in Section G. Employees are also encouraged to report actual or suspected instances of fraud or other intentional violations of policies or procedures to a member of the Compliance Committee. All efforts will be made to maintain the confidentiality of the Employee making the report, and retaliation against an Employee making such a report will not be tolerated.

APPENDIX A

DEFINITIONS

“Beneficial ownership” shall be interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 under the 1934 Act and the rules and regulations thereunder from time to time in effect. In general, a person is deemed to have beneficial ownership of securities owned by the Employee’s spouse, by children residing in the person’s household or by children who are financially dependent on the person, or other securities over which the person has control. Some examples of forms of beneficial ownership include:

a.	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts.

b.	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial, or “street name” account).

c.	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager other than securities in an Exempt Account.

d.	Securities in a person’s individual retirement account.

e.	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

f.	Securities owned by a trust of which the person is a beneficiary.

g.	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

“Covered Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares of money market mutual funds, transactions and holdings in shares issued by registered open-ended investment companies (except those for which Clough Capital or a control affiliate acts as the investment adviser) excluding open-ended Exchange Traded Funds (“ETF’s”), transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds, or such other securities as may be excepted under the provisions of Rule 204A-1 under the Advisers Act from time to time in effect. Covered Securities include, but are not limited to, stocks, bonds, closed-end funds, ETF’s, options, and warrants.

“Employee” means any partner, officer, member or employee of Clough Capital or any independent contractor of Clough Capital performing material services for Clough Capital meeting the definition of “Access Person” as defined under the Investment Advisers Act of 1940, as amended. Temporary employees, including consultants, part-time workers, interns, co-ops, and others may be deemed to be an Employee under this Code by the Compliance Committee, depending on their access to sensitive, non-public, or confidential information, including portfolio holdings of the Funds. If the Compliance Committee finds that a temporary employee should be deemed an Employee for purposes of the Code, then such person will be asked to comply with the provisions of the Code, including the holdings and transactions reporting and pre-clearance requirements.

“Exempt Account” means (i) a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with or providing specific instructions to the manager of the Account regarding the purchase or sale of specific securities for the Account, (ii) any private investment partnership or company in which Clough Capital is a general partner or for which Clough Capital provides investment management services (“Clough Capital Funds”), (iii) any partnership interests or shares issued by any Clough Capital Funds, and (iv) any securities issued by any Clough Capital entity. An account shall be deemed an Exempt Account if the CCO makes such determination after reviewing all relevant facts.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

A security is “being considered for purchase or sale” when a recommendation is made (or if no recommendation is made, an order is made) to purchase or sell a security or with respect to the person making the recommendation, when such person seriously considers making such recommendation.

“Third Party Discretionary Account” is an account for which, pursuant to an agreement and in actual practice, an investment adviser or broker (who is not an Employee or affiliate of Clough Capital) has full discretionary authority to purchase and sell Covered Securities without prior notification to, discussion with or consent of the accountholder or his/her representatives; and as to which communications with the adviser or broker are limited to confirmations and account statements, fee discussions, discussion of general investment objectives and investment strategies, and other communications and discussions that do not relate to purchases or sales of specific Covered Securities. Each Employee that maintains a Third Party Discretionary Account must initially upon employment with Clough Capital, and annually thereafter, submit a Certification for Third Party Discretionary Accounts for each such account (see Appendix C) in such form as the CCO shall designate from time to time.

APPENDIX B

POLICY AND PROCEDURES WITH RESPECT TO INSIDER TRADING

I. Policy Statement on Insider Trading and Background

Clough Capital forbids any Employee from trading, either personally or on behalf of others (including Funds) on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Clough Capital’s policy applies to every Employee and extends to activities within and outside their duties at Clough Capital. Every Employee must read and retain this policy statement. Any questions regarding Clough Capital’s policy and procedures should be referred to the CCO. Capitalized terms not defined herein shall have the meanings ascribed to them in Clough Capital’s Code of Ethics and Professional Conduct.

The term “insider trading” is not defined in the federal securities law, but generally is used to refer not only to the use of material nonpublic information to trade in securities (whether or not the user is an “insider”), but also to communications of material nonpublic information to others, commonly referred to as “tipping”. The law concerning insider trading can and does change, but as a general matter the law prohibits, among other things:

●	trading by an insider, while in possession of material nonpublic information;

●	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was disclosed to the non-insider subject to a duty to maintain its confidentiality;

●	communicating material nonpublic information to others other than a person subject to a duty of confidentiality (“tipping”); or

●	trading in securities of a target of a tender offer by any person, while in possession of material nonpublic information relating to the tender offer acquired directly or indirectly from the offeror, the target, or an officer, director, partner, employee or any other person acting on behalf of the offeror or target.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of an issuer. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and as a result is given access to information solely for the issuer’s purposes. A temporary insider can include, among others, an issuer’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

2.	What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information which a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management or business developments. Material information may also be received from participating on creditors’ committees, or in connection with investments in private placements or other pre-lPO offerings.

Material information does not have to relate to an issuer’s business or come from a source inside the issuer. For example, in a case involving a Wall Street Journal reporter, the Supreme Court considered as material certain information about the contents of a forthcoming column that was expected to affect the market price of a security. In that case, the reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the column and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. A person should not trade on material nonpublic information until the investing public has been afforded the time to receive the information and act upon it. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in The Wall Street Journal or other publications of general circulation would generally be considered public.

4.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties could include:

●	civil injunctions;

●	triple damages;

●	paying back profits;

●	jail sentences;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for an employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Clough Capital, including possible dismissal of the persons involved.

II. Procedures to Implement Clough Capital’s Policy Against Insider Trading

The following procedures have been established to aid the Employees of Clough Capital in avoiding insider trading, and to aid Clough Capital in preventing, detecting and imposing sanctions against insider trading. These Procedures cannot cover all circumstances and Employees are asked to be cautious in all situations involving the potential for insider trading and consult with the CCO if such Employee has any questions.

Before an Employee trades for himself or herself or others, including Funds managed by Clough Capital, in the securities of an issuer about which such Employee may have potential inside information, the Employee should ask at least the following questions of himself or herself:

a.	Is the information material? Is this information that an investor would be likely to consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

b.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, the Employee believes that the information is material and nonpublic, or if the Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps.

a.	Do not purchase or sell the security on behalf of yourself or others, including the Funds.

b.	Do not communicate the information inside or outside Clough Capital, other than to the CCO.

c.	Immediately report the information to the CCO or another member of the Compliance Committee, who will consult with Clough Capital’s counsel. Thereafter, the CCO or Compliance Committee will instruct the Employee to continue to refrain from such trading and communication, or the Employee will be allowed to trade and communicate the information.

Employees should be aware that these restrictions also apply to “tipping” information to others and apply to each Employee’s family members and others living in your household

Please see also the Investment Research and Third Party Consultants Policy concerning the use of certain firms that are described as “expert networks” that can refer paid industry professionals (Third Party Consultants) to provide information, advice, analysis, market expertise, or industry expertise, for a fee. In order to seek to ensure that any use by Clough Capital personnel of these Third Party Consultants does not result in the receipt by Clough Capital of any material non-public information, certain compliance controls have been adopted which are fully described in that Policy. These controls are in addition to and intended to supplement the policies and procedures described in this Code, and these Policies and Procedures with Respect to Insider Trading.

Appendix C

Certification for Third Party Discretionary Accounts

Each Employee that maintains a Third Party Discretionary Account must initially upon employment with Clough Capital, and annually thereafter, submit a Certification for Third Party Discretionary Accounts for each such account. Capitalized terms not defined herein shall have the meanings ascribed to them in Clough Capital’s Code of Ethics and Professional Conduct (the “Code”).

I hereby certify that I have read and understand the requirements of the Code regarding transactions in Covered Securities. I understand that transactions in Covered Securities within the Third Party Discretionary Account(s) identified below will be exempt from the pre-clearance requirements of the Code only if:

●	pursuant to an agreement and in actual practice, the investment adviser or broker of the Third Party Discretionary Account(s) (who may not be an Employee or affiliate of Clough Capital) has full discretionary authority to purchase and sell Covered Securities without prior notification to, discussion with or consent of myself or the accountholder (for those accounts for which I have been deemed to have beneficial ownership);

●	neither I nor the accountholder, directly or indirectly, suggest or otherwise communicate with the investment adviser or broker in advance concerning transactions in specific Covered Securities; and

●	I or the accountholder will at all times act in accordance with the above agreement with the investment adviser or broker.

I understand that the Code does not prohibit receipt of periodic (after the fact) reports or statements of any Third Party Discretionary Account or information for preparation of tax returns or from holding periodic discussions with the investment adviser or broker solely for the purposes of describing investment objectives and risk profiles generally or evaluating the past performance, or for any purpose other than to discuss specific Covered Securities or issuers.

Investment Adviser or Broker-Dealer Firm Name:
Name of Adviser or Broker:
Accountholder Name:
Account Number(s):

Do you have a personal relationship with this Adviser or Broker?	Yes [ ] No [ ]
If Yes, explain relationship:

I hereby certify that the conditions set forth above are satisfied with respect to each Third Party Discretionary Account in which I have any Beneficial Ownership, and that neither I nor any other accountholder will have any communications with the investment adviser or broker relating directly or indirectly to any Covered Security currently held or to be held by the account (except for receiving the reporting information specifically permitted by the last sentence of the preceding paragraph).

Signature:

Name:
Date:

APPENDIX D

Non-Disclosure Agreements and Research Considerations

I. Policy Statement on Non-Disclosure Agreements

From time to time, Clough Capital may enter into written Non-Disclosure Agreements or Confidentiality Agreements (“NDA(s)”) with issuers or others in the course of its research or other investment activities whereby Clough Capital and its Employees are obligated to maintain the confidentiality of the information so obtained. NDAs are generally executed with private companies prior to the disclosure of information concerning a potential investment. A member of Clough Capital’s research analyst or investment team may also be provided access to a deal site or data permission room (e.g. Intralinks) that contains private information or potentially material non-public information (“MNPI”). Users of these deal sites or data permission rooms are likewise required to maintain the confidentiality of this information for a certain period of time.

Employees are prohibiting from disclosing to third parties any information obtained under an NDA or through access to deal sites or data permission rooms. Employees are restricted from sharing this information internally within Clough Capital, unless or as provided within such agreements, and must take all precautions to maintain the confidentiality thereof, including logons and passwords.

II. Procedures

To seek to ensure compliance with, and to protect the information provided under an NDA (or deal site or data permission room), Clough Capital has established the following procedures:

a.	NDAs may only be negotiated by the General Counsel or Chief Compliance Officer (“CCO”) and may only be signed by an authorized signer of Clough Capital.

b.	A copy of the NDA must be provided to the CCO, who will monitor and maintain a log to track all NDAs (“List of NDAs”) to which Clough Capital is subject.

c.	The List of NDAs will be used by Compliance to monitor for the receipt of potential MNPI related to a privately held company that may become public in the future, or for any other potential conflicts of interest. If a company on the List of NDAs should become publicly traded it may need to be added to the Clough Capital Watch/Restricted List.

d.	Members of the investment team must report their access to any deal sites or data permission rooms to Compliance so it may be tracked on the List of NDAs.

e.	Companies may be removed from the List of NDAs only upon expiration of the NDA or with the approval of Compliance and/or General Counsel after the investment team member has recommended that it be removed.